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                                INNOVO GROUP INC.



                       CODE OF BUSINESS CONDUCT AND ETHICS


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                                Table of Contents


Foreword....................................................................iii

Introduction..................................................................1

Compliance with Laws..........................................................2
         Antitrust Laws.......................................................3
         Anticorruption Laws..................................................3
         Securities Laws and Insider Trading..................................4
         Import-Export Laws and Antiboycott Laws..............................5

Conflicts of Interest.........................................................5
         Doing Business with Family Members...................................6
         Ownership in Other Businesses........................................7
         Outside Employment...................................................7
         Service on Boards....................................................8
         Business Opportunities...............................................8
         Loans................................................................8

Gifts and Entertainment.......................................................8
         Accepting Gifts and Entertainment....................................9
         Giving Gifts and Entertaining........................................9

Fair Dealing..................................................................9

Responding to Inquiries from the Press and Others............................10

Political Activity...........................................................10

Safeguarding Corporate Assets................................................10

Equal Employment Opportunity and Anti-Harassment.............................11

Health, Safety and the Environment...........................................12

Accuracy of Company Records..................................................12

Record Retention.............................................................13

Administration of the Code...................................................13
         Distribution........................................................13
         Role of Supervisors and Officers....................................14
         Reporting Violations................................................14
         Investigations/Corrective Action....................................14
         No Retaliation......................................................14
         Approvals...........................................................14
         Waivers.............................................................14
         Certifications......................................................15
         Asking for Help and Reporting Concerns..............................15

Asking for Help and Reporting Concerns.......................................15

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Note: This code and related policies are current as of May 31, 2003. In adopting and publishing these guidelines, you should note that (1) in some respects our policies may exceed minimum legal requirements or industry practice, and (2) nothing contained in this code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

To obtain additional copies of this code, you may contact the director of human resources or access it from the web at http://www.innovogroup.com.


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                                    Foreword

To all employees:

         Our company is founded on our commitment to the highest ethical principles and standards. We value honesty and integrity above all else. Upholding these commitments is essential to our success.

         The law and the ethical principles and standards that comprise this code of conduct must guide our actions. The code is, of course, broadly stated. Its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation. Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job.

         Adhering to this code is essential. I have personally taken the time to study it carefully and I encourage you to do the same. I have also signed a statement confirming that I have read this code carefully, and I expect you to do the same by signing the confirmation form that appears on the final page.

         Ultimately, our most valuable asset is our reputation. Complying with the principles and standards contained in this code is the starting point for protecting and enhancing that reputation. Thank you for your commitment.



                                        Samuel J. (Jay) Furrow, Jr.
                                        Chief Executive Officer



                                      iii
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Introduction

         All of our employees, officers and directors must read and use this code of conduct to ensure that each business decision follows our commitment to the highest ethical standards and the law. Adherence to this code and to our other official policies is essential to maintaining and furthering our reputation for fair and ethical practices among our customers, shareholders, employees and communities.

         It is the responsibility of every one of us to comply with all applicable laws and regulations and all provisions of this code and the related policies and procedures. Each of us must report any violations of the law or this code. Failure to report such violations and failure to follow the provisions of this code may have serious legal consequences and will result in discipline up to and including termination of your employment.

         This code summarizes certain laws and the ethical policies that apply to all of our employees, officers and directors. Several provisions in this code refer to more detailed policies that either (1) concern more complex company policies or legal provisions or (2) apply to select groups of individuals within our company. If these detailed policies are applicable to you, it is important that you read, understand, and be able to comply with them. If you have questions as to whether any detailed policies apply to you, contact your immediate supervisor or our compliance officer.1

         Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation that you will encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this code entitled "Administration of the Code" and "Asking for Help and Reporting Concerns." The thrust of our procedures is when in doubt, ask. If you do not understand a provision of this code, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this code, you should follow those compliance procedures. Those procedures will generally direct you to talk to either your immediate supervisor or our compliance officer. There are few situations that cannot be resolved if you discuss them with your immediate supervisor or our compliance officer in an open and honest manner.

         After reading this code, you should:

         o        have a thorough knowledge of the code's terms and provisions;

         o be able to recognize situations that present legal or ethical dilemmas; and

         o be able to deal effectively with questionable situations in conformity with this code.

         In order to be able to accomplish these goals, we recommend that you take the following steps:

         o        read the entire code of conduct thoroughly;

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1 Our initial compliance officer shall be Shane Whalen, Chief Operating Officer.

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         o        if there are references to more detailed policies that are not contained in this code, obtain and read those policies if they apply to you;

         o think about how the provisions of this code apply to your job, and consider how you might handle situations to avoid illegal, improper, or unethical actions; and

         o if you have questions, ask your immediate supervisor or our compliance officer.

         When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

         o        Is the action legal?

         o        Does the action comply with this code?

         o How will your decision affect others, including our customers, shareholders, employees and the community?

         o How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

         o How would you feel if your decision were made public? Could the decision be honestly explained and defended?

         o Have you contacted your immediate supervisor or our compliance officer regarding the action?

To reiterate, when in doubt, ask.

         Please note that this code is not an employment contract and does not modify the employment relationship between us and you. We do not create any contractual or legal rights or guarantees by issuing these policies, and we reserve the right to amend, alter and terminate policies at any time and for any reason.



Compliance with Laws
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         First and foremost, our policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to our business. Although we address several important legal topics in this code, we cannot anticipate every possible situation or cover every topic in detail. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations or suspected violations of the law or this code by following the compliance procedures contained in the section of the code entitled "Asking for Help and Reporting Concerns."

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Antitrust Laws

         Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anticompetitive behavior. Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. Accordingly, it is important to avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers and any other proprietary or confidential information. Foreign countries often have their own body of antitrust laws, so if our operations expand outside the United States these operations may also be subject to the antitrust laws of other foreign countries.

         Unlawful agreements need not be written. They can be based on informal discussions or the mere exchange of information with a competitor. If you believe that a conversation with a competitor enters an inappropriate area, end the conversation at once. Membership in trade associations is permissible only if approved in advance by our Compliance Officer.

         Whenever any question arises as to application of antitrust laws, you should consult with legal counsel, and any agreements with possible antitrust implications should be made only with the prior approval of legal counsel.

Anticorruption Laws

         Conducting business with governments is not the same as conducting business with private parties. What may be considered an acceptable practice in the private business sector may be improper or illegal when dealing with government officials. Improper or illegal payments to government officials are prohibited. "Government officials" includes employees of any government anywhere in the world, even low-ranking employees or employees of government-controlled entities, as well as political parties and candidates for political office. If you deal with such persons or entities, you should consult with our Compliance Officer to be sure that you understand these laws before providing anything of value to a government official.

         If you become involved in transactions with foreign government officials, you must comply not only with the laws of the country with which you are involved but also with the U.S. Foreign Corrupt Practices Act. This act makes it illegal to pay, or promise to pay money or anything of value to any non-U.S. government official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

         In some countries it is permissible to pay government employees for performing certain required duties. These facilitating payments, as they are known, are small sums paid to facilitate or expedite routine, non-discretionary government actions, such as obtaining phone service or an ordinary license. In contrast, a bribe, which is never permissible, is giving or offering to give anything of value to a government official to influence a discretionary decision. Understanding the difference between a bribe and a facilitating payment is very important. If you are ever involved in a foreign transaction, you must have approval from our Compliance Officer before making any payment or gift to a foreign government official.

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Securities Laws and Insider Trading

         Because we are a public company, we are subject to a number of laws concerning the purchase and sale of our stock and other publicly traded securities. Regardless of your position with us, if you are aware of what is known as "material non-public information" regarding our company, business, affairs or prospects, you may not disclose that information to anyone outside our company, and you are not allowed to buy or sell our stock or other publicly-traded securities until the material non-public information is known not only by individuals within our company, but also by the general public. The improper use of material non-public information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.

         "Material non-public information" is any information concerning us that is not available to the general public and which an investor would likely consider to be important in making a decision whether to buy, sell or hold our stock or other securities. A good rule of thumb to determine whether information about us is material non-public information is whether or not the release of that information to the public would have an effect on the price of our stock. Examples of material non-public information include information concerning earnings estimates, changes in previously released earnings estimates, a pending stock split, dividend changes, significant merger, acquisition or disposition proposals, major litigation, the loss or acquisition of a major contract and major changes in our management. Material non-public information is no longer deemed "non-public" information once it is publicly disclosed and the market has had sufficient time to absorb the information. Examples of effective public disclosure are the filing of such non-public information with the Securities and Exchange Commission, or the printing of such information in The Wall Street Journal or other publications of general circulation, in each case giving the investing public a fair amount of time to absorb and understand our disclosures.

         In addition to being prohibited from buying or selling our stock or other publicly-traded securities when you are in possession of material non-public information, you are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. In addition, if you acquire material non-public information about another company due to your relationship with us, you may not buy or sell that other company's stock or other securities until such information is publicly disclosed and sufficiently disseminated into the marketplace.

         The following are general guidelines to help you comply with our insider trading policy:

         o Do not share material non-public information with people within our company whose jobs do not require them to have the information.

         o Do not disclose any non-public information, material or otherwise, concerning our company to anyone outside our company unless required as part of your duties and the person receiving the information has a reason to know the information for company business purposes.

         o If you have material non-public information regarding us, or regarding any other publicly traded company that you obtained from your employment or relationship with us, you must not buy or sell, or advise anyone else to buy or sell, our securities or that other

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                  company's securities, until such information is publicly
                  disclosed and sufficiently disseminated into the marketplace.

         Penalties for trading on or communicating material non-public information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.

         For more information about our policies concerning the securities laws, you should refer to our more detailed Insider Trading Policy and Procedures. Our directors, executive officers and certain other designated employees are also subject to a supplemental policy concerning insider trading. These policies are available from our compliance officer. If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material non-public information, please contact your immediate supervisor or our compliance officer.

Import-Export Laws and Antiboycott Laws

         Our company is committed to complying fully with all applicable U.S. laws governing imports, exports and the conduct of business with non-U.S. entities. These laws contain limitations on the types of products that may be imported into the United States and the manner of importation. They also prohibit exports to, and most other transactions with, certain countries as well as cooperation with or participation in foreign boycotts of countries that are not boycotted by the United States.

         This discussion is not comprehensive and you are expected to familiarize yourself with all laws and regulations relevant to your position with us, as well as all our related written policies on these laws and regulations. To this end, our compliance officer is available to answer your calls and questions. If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to call and seek guidance from our compliance officer.



Conflicts of Interest
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         All of us must be able to perform our duties and exercise judgment on behalf of our company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when our loyalty to our company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. We should all be aware of any potential influences that impact or appear to impact our loyalty to our company. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of our company.

         Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to our compliance officer. Any activity that is approved, despite the actual or

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apparent conflict, must be documented. A potential conflict of interest that involves an executive officer must be approved by our Board of Directors or its designated committee. A potential conflict of interest involving an officer with the title of Vice President and above, other than executive officers, must be approved by our compliance officer.

It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

         o        doing business with family members,

         o having a financial interest in another company with whom we do business,

         o        taking a second job,

         o        managing your own business,

         o        serving as a director of another business,

         o        being a leader in some organizations, or

         o diverting a business opportunity from our company to another company.

Doing Business with Family Members

         A conflict of interest may arise if family members work for a supplier, customer or other third party with whom we do business. It also may be a conflict if a family member has a significant financial interest in a supplier, customer or other third party with whom we do business. A "significant financial interest" is defined below. Before doing business on our behalf with an organization in which a family member works or has a significant financial interest, an employee must disclose the situation to our compliance officer and discuss it with him or her. Document the approval if it is granted. If the only interest you have in a customer, supplier or other third party is because a family member works there, then you do not need to disclose the relationship or obtain prior approval unless you deal with the customer, supplier or other third party.

"Family members" include your:

         o        spouse                o       brothers or sisters

         o        parents               o       in-laws

         o        children              o        life partner

         Employing relatives or close friends who report directly to you may also be a conflict of interest. Although our company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, supervisors should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to

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or otherwise close to them, unless they have disclosed the relationship to our compliance officer who has approved the decision.

Ownership in Other Businesses

         Our investments can cause a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with us or seeks to do business with us. You also should not own a significant financial interest in any of our competitors.

         Two tests determine if a "significant financial interest" exists:

         o you or a family member owns more than 1% of the outstanding stock of a business or you or a family member has or shares discretionary authority with respect to the decisions made by that business, or

         o the investment represents more than 5% of your total assets or of your family member's total assets.

If you or a family member has a significant financial interest in a company with whom we do business or propose to do business, that interest must be approved by our compliance officer prior to the transaction.

         Notwithstanding the foregoing, non-employee directors of our company and their family members may have significant financial interests in or be affiliates of suppliers, customers, competitors and third parties with whom we do business or propose to do business. However, a director must:

         o disclose any such relationship promptly after the director becomes aware of it,

         o remove himself or herself from any Board activity that directly impacts the relationship between our company and any such company with respect to which the director has a significant financial interest or is an affiliate, and

         o obtain prior approval of the Board of Directors or its designated committee for any transaction of which the director is aware between our company and any such company.

Outside Employment

         Sometimes our employees desire to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services. This kind of work does not in and of itself violate our code. However, the second job must be strictly separated from your job with us, and must not interfere with your ability to devote the time and effort needed to fulfill your duties to us as our employee. You cannot engage in any outside activity that causes competition with us or provides assistance to our competitors or other parties (such as suppliers) with whom we regularly do business. You should avoid outside activities that embarrass or discredit us. Outside work may never be done on company time and must not involve the use of our supplies

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or equipment. Additionally, you should not attempt to sell services or products from your second job to us.

         Before engaging in a second line of work, you should disclose your plans to your immediate supervisor or our compliance officer to confirm that the proposed activity is not contrary to our best interests. You may also contact our director of human resources for more information about our policies concerning outside employment.

Service on Boards

         Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.

         Before accepting an appointment to the board or a committee of any organization whose interests may conflict with our company's interests, you must discuss it with our compliance officer and obtain his or her approval. This rule does not apply to non-employee directors of our company.

Business Opportunities

         Business opportunities relating to the kinds of products and services we usually sell or the activities we typically pursue that arise during the course of your employment or through the use of our property or information belong to us. Similarly, other business opportunities that fit into our strategic plans or satisfy our commercial objectives that arise under similar conditions also belong to us. You may not direct these kinds of business opportunities to our competitors, to other third parties or to other businesses that you own or are affiliated with.

Loans

         Unlawful extensions of credit by our company in the form of personal loans to our executive officers and directors are prohibited. All other loans by our company to, or guarantees by our company of obligations of, officers with the title of Vice President or above must be made in accordance with established company policies approved by our board of directors or its designated committee.



Gifts and Entertainment
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         We are dedicated to treating fairly and impartially all persons and firms with whom we do business. Therefore, our employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that our company conducts business on an ethical basis and will not seek or grant special considerations.

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Accepting Gifts and Entertainment

         You should never solicit a gift or favor from those with whom we do business. You may not accept gifts of cash or cash equivalents.

         You may accept novelty or promotional items or modest gifts related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, if:

         o        this happens only occasionally,

         o        the gift was not solicited,

         o disclosure of the gift would not embarrass our company or the people involved, and

         o        the value of the gift is under $250.

         You may accept an occasional invitation to a sporting activity, entertainment or meal if:

         o        there is a valid business purpose involved,

         o        this happens only occasionally,

         o        the activity is of reasonable value and not lavish.

         A representative of the giver's company should be present at the event.

Giving Gifts and Entertaining

         Gifts of nominal value (under $250) and reasonable entertainment for customers, potential customers and other third parties with whom we do business are permitted. However, any gift or entertainment must:

         o        support our company's legitimate business interests,

         o        be reasonable and customary, not lavish or extravagant, and

         o not embarrass our company or the recipient if publicly disclosed.

Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made. Also, special rules apply when dealing with government employees. These are discussed in this code under "Compliance with Laws - Anticorruption Laws."


Fair Dealing
--------------------------------------------------------------------------------

         We are committed to maintaining the highest levels of integrity and fairness within our company. Any failure to negotiate, perform or market in good faith, may result in serious

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damage to our reputation and loss of the loyalty of our customers. You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.


Responding to Inquiries from the Press and Others
--------------------------------------------------------------------------------

         Our company is subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may discuss our company with the news media, securities analysts and investors. All inquiries from outsiders regarding financial or other information about our company should be referred to the Chairman, Chief Executive Officer, President, Chief Operating Officer, or Chief Financial Officer.


Political Activity
--------------------------------------------------------------------------------

         Our funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position (national, state or local).

         It is against our policy for you to lobby our other employees on behalf of a political candidate during the work day. It is also against our policy to reimburse an employee for any political contributions or expenditures. Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions.


Safeguarding Corporate Assets
--------------------------------------------------------------------------------

         We have a responsibility to protect company assets entrusted to us from loss, theft, misuse and waste. Company assets and funds may be used only for business purposes and may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed if it is occasional, there is no significant added cost to us, it does not interfere with your work responsibilities and is not related to an illegal activity or outside business. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your immediate supervisor or our compliance officer.

         It is also important that you protect the confidentiality of company information. Confidential or proprietary information includes all information that is not generally known to the public and is helpful to the company, or would be helpful to competitors. Proprietary

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

information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs.

         Our business relations are built on trust, and third parties with whom we do business count on that trust. If you learn information from them that is not otherwise public, you should keep that information confidential also.

         We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, you may not post any information about the company including comments about our products, stock performance, operational strategies, financial results, customers or competitors, even in response to a false statement or question. This applies whether you are at work or away from the office. Our company owns all e-mail messages that are sent from or received through the company's systems. We may monitor your messages and your messages may be disclosed under certain circumstances such as in the event of litigation or governmental inquiries.


Equal Employment Opportunity and Anti-Harassment
--------------------------------------------------------------------------------

         We are committed to providing equal employment opportunities for all our employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), sexual orientation, marital status, national origin, age, physical or mental disability, veteran status or any characteristic protected by law. We will not tolerate discrimination or harassment by anyone - managers, supervisors, co-workers, vendors or our customers. The phases of the employment process, to which this policy extends include, but are not limited to, recruiting, hiring, placement, promotion, compensation, benefits, layoffs, discipline, discharge, company-supported training, educational tuition assistance and company-sponsored programs, as applicable.

          If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify the director of human resources, our compliance officer or any executive officer immediately. For more information concerning our anti-discrimination and anti-harassment policies and the procedure for making a complaint under them, you should refer to the Employee Handbook or contact the Human Resources Department.

         We will not tolerate any retaliatory action against any employee for filing a complaint under our anti-discrimination and anti-harassment policies or for assisting in any investigation conducted pursuant to such policies. To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential. If an investigation confirms that harassment or discrimination has occurred, the Company will take corrective action against the offending individual, including discipline up to and including immediate termination of employment, as appropriate.

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         The director of human resources has been assigned specific responsibilities for implementing and monitoring our equal opportunity policies. One of the tenets of this code, however, is that all employees are accountable for promoting equal opportunity practices within our company. We must do this not just because it is the law, but because it is the right thing to do.


Health, Safety and the Environment
--------------------------------------------------------------------------------

         We are committed to providing safe and healthy working conditions by following all occupational health and safety laws governing our activities.

         We believe that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions.

         You also have an obligation to carry out company activities in ways that preserve and promote a clean, safe, and healthy environment. You must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.

         The consequences of failing to adhere to environmental laws and policies can be serious. Our company, as well as individuals, may be liable not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. You should make every effort to prevent violations from occurring and report any violations to your immediate supervisor or our compliance officer.


Accuracy of Company Records
--------------------------------------------------------------------------------

         All information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately and honestly. All of our records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect our transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

         Information derived from our records is provided to our investors as well as government agencies. Thus, our accounting records must conform not only to our internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the Internal Revenue Service and the Securities and Exchange Commission. Our public communications and the reports we file with the Securities and

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Exchange Commission and other government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

         Our internal and external auditing functions help ensure that our financial books, records and accounts are accurate. Therefore, you should provide our accounting department, internal auditors, audit committee and independent public accountants with all pertinent information that they may request. We encourage open lines of communication with our audit committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants for the purpose of making our financial statements misleading.

         If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls, or an audit matter, you should confer with our compliance officer, the Vice President/Controller or our Chief Financial Officer, or you may submit your concern, on an anonymous basis, to the audit committee of our board of directors.


Record Retention
--------------------------------------------------------------------------------

         Our records should be retained or discarded in accordance with our record retention policies and all applicable laws and regulations. From time to time we are involved in legal proceedings that may require us to make some of our records available to third parties. Our legal counsel will assist us in releasing appropriate information to third parties and provide you (or your immediate supervisor or our compliance officer) with specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all of our records, including formal reports as well as informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact our Compliance Officer and you must retain all records that may pertain to the investigation or be responsive to the subpoena. For further information, you should refer to our Document Retention Policy, which is available from our compliance officer.


Administration of the Code
--------------------------------------------------------------------------------

Distribution

         All of our directors, officers and employees will receive a copy of this code when they join our company. Updates of the code will be distributed to all directors, officers and employees.

Role of Supervisors and Officers

         Supervisors and officers have important roles under this code and are expected to demonstrate their personal commitment to this code by fostering a workplace environment that promotes compliance with the code and by ensuring that employees under their supervision participate in our company's compliance training programs.

Reporting Violations

         All employees are obliged to report violations or suspected violations of this code or the law and to cooperate in any investigations conducted under this code. We prefer that you give your identity when reporting violations or suspected violations, to allow the company to contact you in the event further information is needed to pursue an investigation, and your identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing this code and applicable law. However, you may anonymously report violations or suspected violations. Please refer to the section on page 15 entitled "Asking for Help and Reporting Concerns" and the individual sections in this code for information about where to report violations or suspected violations.

Investigations/Corrective Actions

         We will initiate a prompt investigation following any credible indication that a breach of law or this code may have occurred. We will also initiate appropriate corrective action as we deem necessary, which may include notifying appropriate authorities/or imposing disciplinary action, up to and including discharge. If you are involved in a violation of this code, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in our investigation of the violation and any resulting disciplinary action. Violations of this code and applicable law may also result in the imposition of civil and criminal penalties. For example, if you commit a violation that results in monetary loss to the company, we may seek civil remedies from you, and you may be required to reimburse us for that loss.

No Retaliation

         We will not tolerate any retaliatory action against any employee who notifies us of a possible violation of law or this code, including any act of discrimination, harassment or intimidation against such employee. In addition, we adhere to all applicable "whistleblower" laws that are designed to protect employees from retaliatory action for providing information to us, governmental authorities or in connection with official proceedings under certain circumstances, with respect to certain laws such as those governing workplace safety, the environment, securities fraud and federal law relating to fraud against shareholders.

Approvals

         Approvals required under this code should be documented.


Waivers

         Any request for a waiver of this code must be submitted in writing or by e-mail to our compliance officer who has authority to decide whether to grant a waiver. However, a waiver of any provision of this code for a director or an executive officer must be approved by our Board of Directors or its designated committee and will be promptly disclosed to the extent required by law or regulation.

Certifications

         All new employees must sign a certificate confirming that they have read and understand this code. We will also require an annual certification of compliance with the code by all officers with the title of Vice President or above. However, failure to read the code or sign a confirmation certificate does not excuse you from complying with this code.


Asking for Help and Reporting Concerns
--------------------------------------------------------------------------------

         We take this code very seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong. That is why we encourage open communication. When in doubt, ask. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this code has or may have occurred:

         o You should talk with your immediate supervisor, assuming that you are comfortable doing so under the circumstances. He or she may have the information you need, or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant.

         o As an alternative or in addition to your immediate supervisor, you may also contact our compliance officer with questions, concerns, or information regarding violations or suspected violations of this code.

         o If you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may also confer with our Chief Financial Officer, or if you feel more comfortable, you may submit your concern or complaint, on an anonymous basis, to the audit committee of our board of directors by telephoning our employee hotline service at (866) 803-1540.

         o For certain provisions within this code, the Human Resources Director also a resource to whom questions, concerns, or complaints may be directed.

To ensure appropriate handling of questions, concerns, or reports of violations or suspected violations under this code, the above provides information about where to direct such matters. However, consistent with the "when in doubt, ask" approach, if a situation arises under this code that you believe must be discussed with someone other than the above sources, you should raise the issue with an executive officer of the company, rather than to refrain from seeking or providing the information.

                           o        Helpful Phone Numbers



Compliance Officer                     Shane Whalen               323-278-6764

Director of Human Resources            Jennifer Grant             323-725-5572

Chief Executive Officer                Jay Furrow                 323-725-5510

Chief Financial Officer                Marc Crossman              323-725-5530

                            Confirmation Certificate

         I have been provided with a copy of the Code of Business Conduct and Ethics of Innovo Group Inc. I acknowledge that I have read the code and understand my responsibilities under it. I further acknowledge that I should follow the compliance procedures described in the code if I have any questions or concerns.


                                     -------------------------------------------

                                     Employee Name:
                                                   -----------------------------
                                     Date:
                                          --------------------------------------